Exhibit 10.1
AGREEMENT

TO:	Michael P. Rissman	6/13/16

RE:	Employment Termination

Your employment with the Company ended on June 13, 2016. In consideration for your obligations provided herein, including your release of claims against the Company, the Company has agreed to the terms and conditions of this Agreement (“Agreement”), including the payment of compensation and benefits provided herein, which is intended to provide the economic equivalent of what you would have received if you had retired from the Company.
Termination
You will resign all positions you hold as a director, officer or member of a committee of Republic Services, Inc. and any of its direct or indirect subsidiaries or affiliates, and your employment termination will be effective June 13, 2016 (“Termination Date”).

Earned Compensation: Whether or not you choose to sign this Agreement, the Company will pay to you within 10 days after your Termination Date any unpaid compensation you have earned through your Termination Date, including your accrued but unused vacation days.
401(k) Plan: Your vested accounts under the Company’s 401(k) plan will be paid in accordance with the terms of such plan.
Deferred Compensation Plans: Your vested accounts under the Company’s Deferred Compensation Plan(s) will be paid in accordance with the terms of such plan(s) and your respective elections.
Indemnification:  Any indemnification of you under the Company’s Articles of Incorporation and Bylaws, as well as under any applicable insurance policies governing directors’ and officer’s liability or fidelity coverage, will continue to the same extent and with payments on the same basis as apply under such Articles of Incorporation, Bylaws and insurance policies as in effect from time to time.
Equity Awards: Any stock options or other equity awards (excluding your Performance Share awards that are considered long-term incentives and not equity awards) granted to you that are unvested immediately prior to your Termination Date shall be forfeited effective as of your Termination Date and revert back to the Company without any payment to you. If you deferred any restricted stock units under the Company’s Deferred Compensation Plan, any units credited to you under the Republic Services Stock Unit Fund that are unvested immediately prior to your Termination Date shall be forfeited effective as of your Termination Date and revert back to the Company without any payment to you.

Severance Benefits
The Company will provide the following pay and benefits if you choose to sign and do not revoke this Agreement, within the time periods set forth below:
Severance Payment: The Company will pay you a gross amount of $2,196,996, of which (i) $221,360 shall be payable in a single cash lump sum payment on the 45th day after your Termination Date, (ii) $1,025,636 shall be payable in a single cash lump sum payment on December 16, 2016, and (iii) $950,000 shall be payable in equal bi-weekly installments over a twenty-four (24) month period beginning on the first bi-weekly payroll date following the 60th day after your Termination Date (the foregoing payments under subsections (i), (ii) and (iii) above shall collectively be referred to as the “Severance Payment”). Appropriate taxes and deductions will be taken from each payment constituting the Severance Payment. Each such periodic payment is designated as a “separate payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
Annual Bonus: The Company will pay you an amount equal to a prorated annual bonus, which shall be equal to the amount of your 2016 annual bonus, if any, to which you would have been entitled if you remained employed by the Company on the payment date of your 2016 annual bonus, multiplied by a fraction, the numerator of which is five (the number of completed calendar months of employment during the 2016 calendar year) and the denominator of which is twelve (the “Annual Bonus Payment”). Such amount, if any, will be paid at the same time as bonuses are paid to current similarly situated employees of the Company and appropriate taxes and deductions will be made. If you elected to defer part or all of your 2016 bonus under the Company’s Deferred Compensation Plan, the amount will be deferred in accordance with your election and payment of such amount will be governed by the Deferred Compensation Plan.

Long Term Award: The Company will pay you an amount equal to a prorated long term award, which shall be equal to the amount of your long term award with a performance period beginning on January 1, 2014 and ending on December 31, 2016 (the “LTIP Performance Period”), if any, to which you would have been entitled if you remained employed by the Company on the payment date of your long term award with a performance period beginning on January 1, 2014 and ending on December 31, 2016, multiplied by a fraction, the numerator of which is twenty-nine (the number of completed calendar months of employment during the LTIP Performance Period) and the denominator of which is thirty-six (the “LTIP Payment”). Such amount, if any, will be paid at the same time as long term awards are paid to current similarly situated employees of the Company and appropriate taxes and deductions will be made. If you elected to defer part or all of your long term award with a performance period beginning on January 1, 2014 and ending on December 31, 2016 under the Company’s Deferred Compensation Plan, the amount will be deferred in accordance with your election and payment of such amount will be governed by the Deferred Compensation Plan.

Deferred Compensation Plans: Any amounts attributable to any “Company Contribution Amounts” (as defined under the Republic Services, Inc. Deferred Compensation Plan) shall become immediately vested upon your Termination Date (the “DCP Vesting”).

Medical Benefits: If you and/or your dependents are enrolled in the Company’s medical, dental and/or vision plan as of your Termination Date, you and/or your dependents shall continue to participate in those plans (whichever are applicable), at the same cost applicable to active employees, until the earliest of: (a) the date you become eligible for any comparable medical, dental, or vision coverage provided by another employer, (b) the date you become eligible for Medicare or any similar government-sponsored or provided health care program, or (c) the second anniversary of your Termination Date (“Continuation of Medical Benefits”) provided that: (i) the benefits provided during your taxable year may not affect the benefits provided to you in any other taxable year; (ii) reimbursement of any eligible expenses must be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and (iii) the right to such continued coverage is not subject to liquidation or exchange for another benefit.
The Company and employee portions of the premiums will be the same as for active employees. Your share of the premiums will be deducted from your Severance Payment. Following the conclusion of your Continuation of Benefits, you will have the right to continue your group medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). At that time, you will receive information in the mail that will include further details and COBRA election forms. If you choose not to sign this Agreement, your benefits will be canceled retroactively to midnight on your Termination Date.
We will not be able to continue any other group insurance coverage, such as long-term disability or accident coverage beyond your Termination Date, because these plans require status as an active full-time employee.
Performance Shares: You shall vest in a pro-rated portion of the Performance Shares earned during the three-year performance periods set forth under the terms of your Performance Share award agreements, which for each separate award of Performance Shares shall be the product of (1) the number of the earned Performance Shares (as determined based upon the provisions of your applicable Performance Share award agreements and after taking into account any decrease as a result of the Company’s compensation committee’s exercise of its negative discretion, as limited pursuant to this Agreement), and (2) a fraction, the numerator of which is the number of months of the applicable performance period which have elapsed since the first day of the applicable performance period to the end of the month in which the Termination Date occurs (which shall be eighteen for the February 13, 2015 grant of Performance Shares and six for the February 18, 2016 grant of Performance Shares) and the denominator of which is the total number of months in the applicable performance period (the “PSU Prorated Vesting”). The payment of any vested and earned Performance Shares shall occur based upon the provisions of your Performance Share award agreements and appropriate taxes and deductions will be made.

In addition, you shall be eligible to receive a cash payment with respect to each separate award of Performance Shares (each such payment, if any, shall collectively be referred to as the “PSU

Payment”) equal to (i) the fair market value of a share of the Company’s common stock on the day the Company’s compensation committee designates the number of Performance Shares earned during the three-year performance period set forth under the terms of your applicable Performance Share award agreement to be payable, multiplied by (ii) the number of Performance Shares earned (without taking into account the proration described in the preceding paragraph and as determined based upon the provisions of your applicable Performance Share award agreements and after taking into account any decrease as a result of the Company’s compensation committee’s exercise of its negative discretion, as limited pursuant to this Agreement) during the three-year performance period set forth under the terms of your applicable Performance Share award agreement, multiplied by a fraction, the numerator of which is the number of months of the applicable performance period which occur during the applicable performance period following the month in which the Termination Date occurs and the denominator of which is the total number of months in the applicable performance period. The payment of any PSU Payments shall occur at the same time vested and earned Performance Shares are paid based upon the provisions of your corresponding Performance Share award agreements and appropriate taxes and deductions will be made.

Negative Discretion: To the extent the Company’s compensation committee exercises its negative discretion to decrease (i) the number of Performance Shares earned during the three-year performance periods set forth under the terms of your Performance Share award agreements (ii) the amount of your 2016 annual bonus, or (iii) the amount of your long term award with a performance period beginning on January 1, 2014 and ending on December 31, 2016, the percentage decrease in any such amount or number shall be no greater than the smallest percentage decrease in the amount of the 2016 annual bonus or the long term award with a performance period beginning on January 1, 2014 and ending on December 31, 2016 or the smallest percentage decrease in the number of Performance Shares, as a result of the Company’s compensation committee’s exercise of its negative discretion, earned during the same performance period, as applicable, for any of the Company’s named executive officers (NEOs).

Term of Vested Options: Any stock options granted to you that are vested and outstanding on your Termination Date shall remain exercisable as if you were employed with the Company during the one-year period following your Termination Date (or, if less, the remainder of the original term of the stock option award) (the “Extended Option Term”).

Section 409A: It is the intention of both the Company and you that the benefits and rights to which you could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If you or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on you and on the Company). Notwithstanding the foregoing, the Company does not make any representation to you that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any beneficiary of yours for any tax, additional tax, interest or penalties that you or any beneficiary of yours may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

The Severance Payment, Annual Bonus Payment, LTIP Payment, DCP Vesting, the Continuation of Medical Benefits, the Extended Option Term, PSU Payment and the PSU Prorated Vesting, together constitute the benefits (“Severance Benefits”) to which you will become entitled only if you accept and execute this Agreement, which becomes irrevocable as provided in this Agreement. The Severance Benefits provided by this Agreement will be instead of any payments or benefits to which you may be entitled under the terms of any plan or program of the Company in effect on the Termination Date but do not limit your rights regarding your earned salary (through Termination Date), vested benefits under the 401(k) plan, the Deferred Compensation Plan (without regard to the DCP Vesting), or Indemnification as described above.
To enter into this Agreement, you must sign and return this complete Agreement in the form in which it has been provided to you. You must return this signed Agreement to Jeff Hughes, 18500 North Allied Way, Phoenix, AZ 85054 which, if mailed, must be postmarked on or before July 7, 2016 (“Due Date”). For your own protection, you should mail this Agreement by certified mail with a return receipt requested. If the complete signed Agreement is received in an envelope postmarked after the Due Date, it shall be considered invalid, it shall not be binding upon the parties, and it shall not entitle you to receive the Severance Benefits.
Whether or not you choose to sign this Agreement, if the Company mistakenly sends you the Severance Payment or any other payment to which you are not entitled, you must immediately reimburse the Company in the full amount of those payments.
Release of Claims Against The Company
Release: In exchange for the Severance Benefits, you knowingly and willingly release the Company from any kind of claim you have from the beginning of time through the date you sign this Agreement, including any and all claims arising out of or related to your employment and/or the termination of your employment with the Company.
This general and complete release applies to all claims for relief, whether you know about them or not, that you may have against the Company as of the date of execution of this Agreement. This release of claims includes, but is not limited to any claims under: federal, state or local employment, labor, civil rights, equal pay, whistleblower, securities, workplace safety, or anti-discrimination laws, statutes, case law, regulations, and ordinances; federal or state Constitutions; any public policy, contract, tort or common law theory; and any statutory or common law principle allowing for the recovery of damages, compensation, fees or other expenses, including attorneys’ fees. The claims that you are releasing include, but are not limited to, claims under: the Age Discrimination in Employment Act, as amended; the Family Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; and the Americans with Disabilities Act of 1990, as amended.

You represent and warrant that you are not aware of any legal violations or unethical conduct involving the Company which you have not already reported in writing to the Company’s Chief Executive Officer.
This release does not apply to any claims that cannot be released as a matter of law, such as those that: (1) arise after the date you sign this Agreement; or (2) are for vested benefits under an ERISA-governed plan. This release also does not apply to any claims that may be asserted in an administrative charge filed with a government or regulatory enforcement agency, including the Equal Employment Opportunity Commission (EEOC) or comparable state or local agencies, although you do release any right to monetary recovery, reinstatement right, or other legal or equitable relief in connection with such a charge.
Confidentiality, Nondisclosure, Non-Disparagement, Cooperation/Assistance, and Liquidated Damages
Confidentiality: You agree not to initiate or participate in any discussion or communication concerning or relating to this Agreement or any of its terms, except as noted below. You understand that you may discuss the terms of this Agreement with your immediate family, tax advisors or attorneys, provided that the family members, tax advisors or attorneys, as applicable, agree to maintain the confidentiality of this Agreement: (i) have a need to know, and (ii) agree to maintain the confidentiality of the information disclosed. Nothing in this Agreement prohibits you from (i) disclosing the terms of this Agreement to the extent this Agreement has been filed with the U.S. Securities and Exchange Commission and is publicly available, or (ii) providing information to the EEOC, the Occupational Health and Safety Administration, the National Labor Relations Board, any other regulatory or law enforcement agency or from testifying under the power of a subpoena issued from a court of competent jurisdiction. Unless prohibited from doing so by law or court order, in the event you receive a subpoena to testify or are interviewed by any governmental authority, you shall promptly advise the Company (by telephonic or written communication to Republic Services, Inc., Legal Department, 18500 N. Allied Way, Phoenix, AZ 85054, phone number 480-627-2700, or fax 480-627-2351) of any such subpoena or interview, the name of the governmental authority serving the subpoena or conducting the interview, and the content of the subpoena and interview.
Nondisclosure: You agree to maintain the confidentiality of and not disclose any Company privileged or confidential information, to notify the Company promptly of any requests of you for information pertaining or relating to the Company prior to disclosing any such information, and to permit a Company representative to be present during any communication of such information. You also agree that all Company documents, records, and files (including, but not limited to books, videotapes, tape recordings, computer disks, CDs and other electronic forms of information) relating in any manner whatsoever to the Company's business, including, but not limited to, that which is owned by the Company or used by it in connection with the conduct of its business, whether prepared by you or otherwise coming into your possession, must be returned immediately to the Company before you are eligible to receive or to continue receiving the Severance Benefits under this Agreement. The foregoing shall not relate to documents and communications with the Company regarding your status as an employee. Your failure to return any such materials (and any copies thereof) shall be a material breach of this Agreement.
Non-Disparagement: You agree that, except as permitted or required by applicable law, you will not directly or indirectly: (a) disparage or say or write negative things about the Company; (b) initiate or participate in any discussion or communication that reflects negatively on the Company; or (c) engage in any other activity that the Company considers detrimental to its interests. Likewise, the Company agrees that, except as permitted or required by applicable law, the Company’s named executive officers will not directly or indirectly: (a) disparage or say or write negative things about you; or (b) initiate or participate in any discussion or communication that reflects negatively on you. A disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.
Cooperation and Assistance: You agree to assist and cooperate with the Company concerning business or legal related matters about which you may possess relevant knowledge or information or have been involved with. Such cooperation shall only be provided at the Company's specific reasonable request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) about which you possess relevant knowledge or information. The Company agrees to reimburse reasonable expenses incurred by you in connection with your cooperation under this provision provided that your request for reimbursement is made in a timely manner and that you submit proper documentation to the Company if requested. In addition, you agree to promptly inform the Company (by telephonic or written communication to Republic Services, Inc., Legal Department, 18500 N. Allied Way, Phoenix, AZ 85054, phone number 480-627-2251, or fax 480-627-2351) if any person or entity contacts you in an effort to obtain information about the Company.

Liquidated Damages: You understand that if you fail to keep any of the promises described in this and the preceding four paragraphs, it will be very difficult for the Company to quantify the adverse effect of your actions. Accordingly, if you fail to keep any of the promises described in this and the preceding four paragraphs, you agree to pay the Company $100,000 as appropriate liquidated damages for each failure to keep any of those promises. The total amount of your liability to the Company under this section, however, shall not exceed the sum of the Severance Payment and Annual Bonus Payment. You also understand that even if you pay the Company the liquidated damages amount, the Company can and will continue to enforce all of the provisions of this Agreement.
Non-Competition, Non-Solicitation and Confidentiality Agreement
You agree to remain bound by the terms of your current Non-Competition, Non-Solicitation and Confidentiality Agreement.

Severability; Entire Agreement; No Oral Modifications; No Waivers
If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, you and the Company expressly authorize the court to modify or strike the provision and impose the broadest restrictions permissible under the law, without affecting any other provision of this Agreement. This Agreement is a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign it. This Agreement may be amended or modified only by an agreement in writing signed by an executive officer of the Company. The failure by the Company to declare a breach, or to otherwise assert its rights under this Agreement, shall not be construed as a waiver of any of its rights under this Agreement.
Jurisdiction and Venue
The parties agree that the laws of Arizona will govern the interpretation, validity and effect of this Agreement. Additionally, the parties agree that the courts situated in Maricopa County, Arizona will have personal jurisdiction over you and the Company to hear all disputes arising under, or related to, this Agreement. The parties also agree that venue will be proper only in a court or arbitral forum in Maricopa County, Arizona.
Acknowledgements and Certifications
You acknowledge and certify that:

•	you have read and you understand all of the terms of this Agreement and are not relying on any representation or statement, written or oral, not set forth in this Agreement;

•	you are signing this Agreement knowingly and voluntarily;

•	the Severance Benefits you are receiving under this Agreement are benefits to which you would not otherwise be entitled if you did not sign this Agreement;

•	you have been advised to consult with an attorney before signing this Agreement;

•
you have the right to consider the terms of this Agreement for 21 days; however, you do not have to take all 21 days to consider it, and if you take fewer than 21 days to review this Agreement and Release, you expressly waive any and all rights to consider this Agreement for the balance of the 21-day review period;

•
the section of this Agreement titled “Release of Claims Against the Company” includes a release of any claim you might have under the Age Discrimination in Employment Act (ADEA Claims). For seven days after signing this Agreement, you have the right to revoke your release of ADEA Claims. To revoke your release of any ADEA Claims, you must inform the Company of your revocation within seven days of having signed this Agreement. You should fax your written revocation to the Company at 480-627-2351. You should understand that revoking your release of ADEA Claims does not revoke your release of other claims that you have released in this Agreement, nor does it affect the validity or remainder of this Agreement in any way. If you exercise your right to revoke the release of ADEA Claims during the seven-day revocation period, you will be entitled to receive only $10,000 of the Severance Benefits so that you will receive only the first $10,000 of the Severance Payment; and

•
you and the Company agree that any changes that have been made to this Agreement from the version originally presented to you do not extend the 21-day period you have been given to consider this Agreement, whether those changes are deemed material or non-material.

IF YOU AND THE COMPANY SIGN THIS DOCUMENT BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT.

June 29, 2016	/s/ Michael P. Rissman
Date	Michael P. Rissman

July 11, 2016	/s/ Catharine D. Ellingsen
Date	Republic Services, Inc.

By: Catharine D. Ellingsen

Title: EVP, Chief Legal Officer